PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	May 1,	May 2,
	2011	2010
Cash flows from operating activities:
Net (loss) income	$(1,449)	$9,013
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	46,467	45,863
Debt extinguishment loss	23,504	-
Consolidation, restructuring, and related credits	-	(5,059)
Changes in assets and liabilities and other	(4,532)	(16,054)

Net cash provided by operating activities	63,990	33,763

Cash flows from investing activities:
Purchases of property, plant and equipment	(39,254)	(31,003)
Investment in joint venture	(8,498)	-
Proceeds from sales of investments and other	(250)	255
Proceeds from sale of facility	-	12,880
Increase in restricted cash	-	(1,250)

Net cash used in investing activities	(48,002)	(19,118)

Cash flows from financing activities:
Proceeds from issuance of convertible debt	115,000	-
Proceeds from long-term borrowings	17,000	26,622
Repayments of long-term borrowings	(60,303)	(40,302)
Payments of deferred financing fees	(4,145)	(1,056)
Repurchase of common stock by subsidiary	(3,294)	-
Proceeds from exercise of share-based arrangements	356	71

Net cash provided by (used in) financing activities	64,614	(14,665)

Effect of exchange rate changes on cash	6,565	2,891

Net increase in cash and cash equivalents	87,167	2,871
Cash and cash equivalents, beginning of period	98,945	88,539

Cash and cash equivalents, end of period	$186,112	$91,410

Supplemental disclosure of cash flow information:
Capital lease obligation for purchase of equipment	$21,248	$-
Common stock issued to extinguish debt	$17,390	$-
Change in accrual for purchases of property, plant and equipment	$3,079	$19,521
Investment in joint venture	$1,750	$-